Exhibit 10.7

December 20, 2006

Julius A. Vida, Ph.D.
VIDA International
Pharmaceutical Consultants
27 Sachem Road
Greenwich, CT 06830

Dear Dr. Vida:

Medarex, Inc. (“Medarex”) has previously granted to you the stock options set forth on the attached Exhibit A (the “Options”) to purchase shares of Medarex’s common stock.  Medarex and you hereby agree to certain amendments to your Options on the terms and conditions set forth in this letter agreement.

1.             Determination of the Committee.  Medarex’s Special Investigation Committee (the “Committee”) has determined that the Options were issued on terms that did not reflect an exercise price equal to 100% of the fair market value of Medarex’s common stock on the appropriate measurement date.  Exhibit A hereto sets forth the determination of Medarex as to the appropriate measurement date (as determined by Medarex, the “Revised Measurement Date”) and the average of high and low sales price per share of Medarex’s common stock on the Revised Measurement Date (such average being 100% of the fair market value of Medarex’s common stock on that date and herein referred to as the “Corrected Exercise Price”).  Medarex and you acknowledge and agree that the Revised Measurement Date and the Corrected Exercise Price set forth on Exhibit A are subject to change and will not be considered final until included in Medarex’s restated financial statements, which statements have not yet been filed with the Securities and Exchange Commission (the “SEC”).  Upon such filing, Exhibit A shall be automatically amended without any action by you or Medarex to reflect any changes to the Revised Measurement Date, the Corrected Exercise Price and the Per Share Discount as included in Medarex’s restated financial statements as filed with the SEC.

2.             Amendment to the Options.   The applicable Corrected Exercise Price for each Option is greater than the original exercise price per share set forth in the applicable stock option agreement for each Option (as set forth on Exhibit A, the “Original Exercise Price”).  Based on the recommendations of the Committee, and as resolved by Medarex’s Board of Directors, Medarex and you hereby amend each of your Options to increase the exercise price of all of the shares subject to each Option that have not yet been exercised (as set forth on Exhibit A, the “Outstanding Unexercised Shares”) to the applicable Corrected Exercise Price and to provide that each Option may not be exercised as to the “409A Shares” (as defined below), if any, prior to the later of (a) the six (6) month anniversary of the “Letter Agreement Date” (as defined below) and (b) the date on which Medarex’s restated financial statements are filed with the SEC (the “Filing Date”) (the later date of (a) and (b), the “Earliest Exercise Date”).  Notwithstanding the foregoing, you may exercise the Options as to the 409A Shares prior to the six (6) month anniversary of the Letter Agreement Date in the event of (i) the termination of your employment (x) by Medarex without “Cause” (as defined in Medarex’s 2005 Equity Incentive Plan), (y) by you for “good reason” (as such term is defined in Exhibit A hereto), provided your resignation occurs not later than 30 days following the event giving rise to good reason, or (z) by either party by reason of your death or “Disability” (as defined in Medarex’s 2005 Equity Incentive Plan), or (ii) a “Change in Control” (as defined in the 2005 Equity Incentive Plan), but in each case only if, by such time, the Filing Date has occurred.  You acknowledge that you are agreeing to the repricing of all of the Outstanding Unexercised Shares subject to your Options, and not just those Outstanding Unexercised Shares that may be subject to adverse tax consequences under Section 409A of the Internal Revenue Code of 1986, as amended

(“Section 409A”) (such shares subject to Section 409A, as set forth on Exhibit A, the “409A Shares”), as a result of such Outstanding Unexercised Shares having been granted with an exercise price that is less than 100% of the fair market value of Medarex common stock on the Revised Measurement Date.  In no event may you exercise the Options as to any shares subject to the Options prior to the Filing Date.

In addition, as further recommended by the Committee, and as resolved by Medarex’s Board of Directors, you hereby agree to promptly pay to Medarex the sum of (1) the “Discount” recognized by you in connection with the prior exercise(s) of your Option(s), and (2) the interest accruing on the Discount from the applicable date of exercise through the date of repayment calculated at the short-term adjusted applicable federal rate (as determined pursuant to Section 1274(d) of the Internal Revenue Code of 1986, as amended (the “AFR”)), compounding on a quarterly basis. With respect to each Option, the “Discount” is equal to the product of (a) the number of shares purchased upon the exercise of the Option and (b) the difference between (i) the Corrected Exercise Price for that Option and (ii) the Original Exercise Price per share for that Option ( such difference being the “Per Share Discount,” as set forth on Exhibit A).  If the repayment is made prior to the Filing Date, Medarex and you agree that within thirty (30) days following the Filing Date, Medarex shall reimburse you, or you shall make any additional payments, as applicable, based on any changes to the Discount, with such payments or reimbursements reflecting the interest that accrued from the date of repayment on such amounts as calculated in the manner described above).

3.             Effect of Option Amendments.  Except as expressly set forth in this letter agreement, all other terms and conditions of your Options will remain unchanged.  Nothing in this letter agreement shall be deemed to extend the date on which your Options would otherwise expire.  The amendment of your Options will be effective as of the date you sign this letter agreement as indicated below (the “Letter Agreement Date”).  Your ability to exercise the Options, as amended, will remain subject to the terms of the applicable option agreements (as amended by this letter agreement), your compliance with applicable laws and requirements (including any legal limitations, requirements or restrictions arising from Medarex’s legal situation in relation to its equity compensation practices) and Medarex’s policies on trading in Medarex securities.

4.             Section 409A Consequences.  While we believe that the actions contemplated by this letter agreement should minimize the potential adverse tax consequences under Section 409A with respect to your Options, and should not otherwise give rise to adverse tax consequences under Section 409A in respect of the Options, such interpretation is not free from doubt.  You are encouraged to consult with your personal financial, tax and legal advisors regarding this letter agreement.  No representation or warranty is made by Medarex with respect to the tax consequences of this letter agreement.

5.             General Terms.  This letter agreement supersedes any or all prior representations and agreements regarding the subject matter that are inconsistent with the terms of this letter agreement.  However, this letter agreement does not modify, amend or supersede written agreements that are consistent with the enforceable provisions of this letter agreement.  Once effective and enforceable, this letter agreement can be changed only by another written agreement signed by you and a duly authorized executive of Medarex.  Medarex and you acknowledge and agree that nothing in this letter agreement shall be construed or interpreted as an admission or conclusion of wrongdoing or liability (or the lack thereof) on the part of either Medarex or you, and you expressly agree that you shall not use the offer or the acceptance of this letter agreement as a defense in any proceeding or action that may be brought or threatened at any time and to which Medarex is a party.  Should any provision of this letter agreement be determined by any court of competent jurisdiction or arbitrator to be wholly or partially invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms, or provisions are intended to remain in full force and effect.

Please sign this letter agreement in the space provided below, and return an original copy to me on or before December 29, 2006.  If you have any questions regarding this letter agreement, please contact Brad Middlekauff at (609) 430-2880.

Best regards,

/s/ Christian S. Schade

Christian S. Schade
Senior Vice President and Chief Financial Officer

ACKNOWLEDGED & AGREED:

/s/ Julius A. Vida
Julius A. Vida, Ph.D.

Date:	12/21/2006

Exhibit A

List of Options

A	B	C	D	E	F	G	H
Stock Plan	Original Grant Date	Revised Measurement Date	Original Exercise Price	Corrected Exercise Price	Outstanding Unexercised Shares	409A Shares	Per Share Discount (E-D)
1997(1)	9.5.97	9.30.97	$2.25	$3.205	—	—	$0.955
1994(2)*	6.2.99	5.20.99	$2.00	$2.84	—	—	$0.84
2000	10.13.00	10.24.00	$45.20	$64.57	32,000	—	$19.37

For purposes of this letter agreement, “good reason” shall mean the occurrence of one or more of the following actions by Medarex without your express written consent:  (a) the assignment to you of any duties or responsibilities that result in a material diminution in your position or function; provided, however, that a change in your title or reporting relationships shall not provide the basis for a termination with good reason; (b) a relocation of your business office to a location more than fifty (50) miles from the location at which you perform duties as of the Letter Agreement Date, except for required business travel to the extent substantially consistent with your Medarex business travel obligations as of the Letter Agreement Date; or (c) a material breach by Medarex of any provision of this letter agreement or any other material agreement between you and Medarex concerning the terms and conditions of your employment or service with Medarex.

(1)  Exercised 78,000 options and owes $74,490 (before interest).  Paid in full 12/06.

(2)  Exercised 5,000 options and owes $4,200 (before interest).  Paid in full 12/06.

*  For accounting purposes treated as variable. Revised grant date is original grant date (5.20.99), date of annual shareholders’ meeting.